SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

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Salix Pharmaceuticals, Ltd.

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement if Other Than the Registrant)

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1700 Perimeter Park Drive

Morrisville, North Carolina 27560

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

TO BE HELD JUNE 17, 2010

To The Stockholders:

NOTICE IS HEREBY GIVEN that the annual meeting of stockholders of Salix Pharmaceuticals, Ltd. will be held on Thursday, June 17, 2010 at 9:00 a.m., Eastern Time, at our headquarters located at 1700 Perimeter Park Drive, Morrisville, North Carolina, for the following purposes:

1.	To elect six directors to serve until the next annual meeting of stockholders and until their successors are duly elected and qualified;

2.	To approve the amendment of our certificate of incorporation to increase the number of authorized shares of capital stock from 85,000,000 to 155,000,000 shares and to increase the number of authorized shares of common stock from 80,000,000 to 150,000,000 shares;

3.	To ratify the appointment of PricewaterhouseCoopers LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2010; and

4.	To transact such other business as may properly come before the meeting or any adjournment thereof.

These items of business are more fully described in the Proxy Statement accompanying this Notice. Only stockholders of record at the close of business on Thursday, April 22, 2010 are entitled to notice of and to vote at the meeting. A list of stockholders eligible to vote at the meeting will be available during our regular business hours at our headquarters in Morrisville, North Carolina for the ten days prior to the meeting for review for any purposes related to the meeting.

We are pleased to take advantage of the Securities and Exchange Commission rules that allow us to furnish proxy materials, including this Notice, Proxy Statement, our 2009 Annual Report to Stockholders and the electronic proxy card for the meeting to our stockholders via the Internet. Taking advantage of these rules should allow us to lower the cost of delivering annual meeting materials to our stockholders and reduce the environmental impact of printing and mailing these materials.

To ensure your representation at the meeting, please vote by proxy by following the instructions contained in the accompanying Proxy Statement. You may revoke your proxy in the manner described in the Proxy Statement at any time before it has been voted at the meeting. Any stockholder attending the meeting may vote in person even if he or she has returned a proxy. Your vote is important. Whether or not you plan to attend the meeting, I hope that you will vote as soon as possible.

For the Board of Directors,

SALIX PHARMACEUTICALS, LTD.

Carolyn J. Logan,

President and Chief Executive Officer

Morrisville, North Carolina

April 30, 2010

SALIX PHARMACEUTICALS, LTD.

Proxy Statement

for the

Annual Meeting of Stockholders

To Be Held June 17, 2010

i

SALIX PHARMACEUTICALS, LTD.

PROXY STATEMENT

2010 ANNUAL MEETING OF STOCKHOLDERS

TO BE HELD JUNE 17, 2010

Information Concerning Solicitation and Voting

We are furnishing this Proxy Statement to the holders of our common stock in connection with the solicitation of proxies on behalf of our Board of Directors for use at the annual meeting of stockholders to be held on Thursday, June 17, 2010 at 9:00 a.m., Eastern Time, at our headquarters located at 1700 Perimeter Park Drive, Morrisville, North Carolina, or at any adjournment or postponement thereof, for the purposes set forth herein and in the accompanying Notice of Annual Meeting of Stockholders. Only stockholders of record at the close of business on April 22, 2010 are entitled to notice of and to vote at the meeting.

In accordance with the Securities and Exchange Commission, or SEC, rules, instead of mailing a printed copy of our proxy materials to each stockholder of record, we are now furnishing proxy materials, including the Notice, this Proxy Statement, our 2009 Annual Report to Stockholders, including financial statements, and a proxy card for the meeting, by providing access to them on the Internet. These materials were first available on the Internet on April 30, 2010. We mailed a Notice of Internet Availability of Proxy Materials on or about April 30, 2010 to our stockholders of record and beneficial owners as of April 22, 2010, the record date for the meeting. This Proxy Statement and the Notice of Internet Availability of Proxy Materials contain instructions for accessing and reviewing our proxy materials on the Internet and for voting by proxy over the Internet. If you prefer to receive printed copies of our proxy materials, the Notice of Internet Availability of Proxy Materials contains instructions on how to request such materials by mail. You will not receive printed copies of the proxy materials unless you request them. If you elect to receive the materials by mail, you may also vote by proxy on the proxy card or voter instruction card that you will receive in response to your request. Viewing our proxy materials and voting by proxy electronically this year and in the future will save us the cost of printing and mailing documents to you and will reduce the impact on the environment.

Each holder of common stock is entitled to one vote for each share held as of the record date with respect to all matters that may be considered at the meeting. Stockholders’ votes will be tabulated by persons appointed by our Board of Directors to act as inspectors of election for the meeting.

We will bear the expense of soliciting proxies. You will need to obtain your own Internet access if you choose to access the proxy materials and/or vote over the Internet. We might reimburse banks, brokerage firms and other custodians, nominees and fiduciaries representing beneficial owners of our common stock, for their expenses in forwarding soliciting materials to those beneficial owners. Proxies may also be solicited by our directors, officers or employees, personally or by telephone, telegram, facsimile or other means of communication. We do not intend to pay additional compensation for doing so.

Questions and Answers about the 2010 Annual Meeting

Q:    Who may vote at the meeting?

A:    Our Board set April 22, 2010 as the record date for the meeting. If you owned our common stock at the close of business on April 22, 2010, you may attend and vote at the meeting. Each stockholder is entitled to one vote for each share of common stock held on all matters to be voted on. As of April 22, 2010, there were • shares of our common stock outstanding and entitled to vote at the meeting.

Q:    What is the difference between holding shares as a stockholder of record and as a beneficial owner?

A:    If your shares are registered directly in your name with our transfer agent, Computershare Trust Company, Inc., you are considered, with respect to those shares, a “stockholder of record.” If you are a stockholder of record, we have sent you the Notice of Internet Availability or proxy materials directly.

If your shares are held in a stock brokerage account or by a bank or other holder of record, you are considered the “beneficial owner” of shares held in street name. In that case, the Notice of Internet Availability or proxy materials have been forwarded to you by your broker, bank or other holder of record who is considered, with respect to those shares, the stockholder of record. As the beneficial owner, you have the right to direct your broker, bank or other holder of record on how to vote your shares by using the voting instructions included in the Notice of Internet Availability or proxy materials.

Q:    What is the quorum requirement for the meeting?

A:    A majority of our outstanding shares as of the record date must be present at the meeting in order to hold the meeting and conduct business. This is called a quorum. Your shares will be counted as present at the meeting if you:

•	are present and entitled to vote in person at the meeting; or

•	have voted by telephone, by the Internet, or properly submitted a proxy card or voter instruction card.

If you are present in person or submit a vote or proxy, but abstain from voting on any or all proposals, your shares are still counted as present and entitled to vote. Each proposal listed in the Proxy Statement identifies the votes needed to approve or ratify the proposed action.

Q:    What proposals will be voted on at the meeting?

A:    The three proposals to be voted on at the meeting are:

1.	To elect six directors to serve until the next annual meeting of stockholders and until their successors are duly elected and qualified;

2.	To approve the amendment of our certificate of incorporation to increase the number of authorized shares of capital stock from 85,000,000 to 155,000,000 shares and to increase the number of authorized shares of common stock from 80,000,000 to 150,000,000 shares; and

3.	To ratify the appointment of PricewaterhouseCoopers LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2010.

We will also consider any other business that properly comes before the meeting. As of the record date, we are not aware of any other matters to be submitted for consideration at the meeting. If any other matters are properly brought before the meeting, the persons named in the enclosed proxy card or voter instruction card will vote the shares they represent using their best judgment.

Q:    How can I vote my shares without attending the meeting?

A:    If you are a stockholder of record, you may vote by proxy in any one of the following ways: (a) vote via the Internet by accessing the proxy materials on the secured website, www.investorvote.com/SLXP, and following the voting instructions on that website; (b) vote via telephone by calling toll free 1-800-652-VOTE (8683) within the United States, US territories and Canada any time on a touch-tone telephone and following the recorded instructions; (c) request printed copies of the proxy materials be mailed to you pursuant to the instructions provided in the Notice of Internet Availability and complete, date, sign and return the proxy card that you receive in response to your request. The Internet and telephone voting procedures are designed to authenticate stockholders’ identities by use of a control number to allow stockholders to vote their shares and to confirm that stockholders’ instructions have been properly recorded. Voting via the Internet or telephone must be completed by 11:59 p.m., Eastern Time, on June 16, 2010.

If you are a beneficial owner of shares, you may vote by following the instructions you will receive from your broker or other nominee. You should follow those instructions.

Q:    How may I vote my shares in person at the meeting?

A:    If your shares are registered directly in your name with our transfer agent, Computershare Trust Company, Inc., you are considered, with respect to those shares, the stockholder of record. As the stockholder of record, you have the right to vote in person at the meeting. You will need to present a form of personal photo identification in order to be admitted to the 2010 annual meeting. If your shares are held in a brokerage account or by another nominee or trustee, you are considered the beneficial owner of shares held in street name. As the beneficial owner, you are also invited to attend the meeting. Since a beneficial owner is not the stockholder of record, you may not vote these shares in person at the meeting unless you obtain a “legal proxy” from your broker, nominee, or trustee that holds your shares, giving you the right to vote the shares at the meeting.

Q:    How can I change my vote after submitting it?

A:    If you are a stockholder of record, you can revoke your proxy before your shares are voted at the meeting by:

•

Filing a written notice of revocation bearing a later date than the proxy with our Corporate Secretary at 1700 Perimeter Park Drive, Morrisville, North Carolina 27560 at or before the taking of the vote at the meeting;

•

Duly executing a later-dated proxy relating to the same shares and delivering it to our Corporate Secretary at 1700 Perimeter Park Drive, Morrisville, North Carolina 27560 at or before the taking of the vote at the meeting; or

•	Attending the meeting and voting in person (although attendance at the meeting will not in and of itself constitute a revocation of a proxy).

If you are a beneficial owner of shares, you may submit new voting instructions by contacting your bank, broker or other nominee. You may also vote in person at the meeting if you obtain a legal proxy giving you the right to do so.

Q:    Where can I find the voting results of the meeting?

A:    The preliminary voting results will be announced at the meeting. The final results will be published in a Form 8-K filed within four business days of the annual meeting of stockholders.

Q:    For how long can I access the proxy materials on the Internet?

A:    The Notice, Proxy Statement, proxy card and 2009 Annual Report to Stockholders for the year ended December 31, 2009 are also available in PDF and HTML format at www.salix.com/proxymaterials and will remain posted on this website at least until the conclusion of the meeting.

PROPOSAL ONE

ELECTION OF DIRECTORS

Nominees

Members of our Board of Directors are elected at each annual meeting of stockholders and serve until the next annual meeting or until their respective successor has been duly elected and qualified. Our Board currently consists of John F. Chappell (Chairman), Thomas W. D’Alonzo, Richard A. Franco, Sr., William P. Keane, Carolyn J. Logan and Mark A. Sirgo. All of our current directors are nominees to be elected at the 2010 annual meeting of stockholders.

If you are a stockholder of record, unless you mark your proxy card to withhold authority to vote, the proxy holders will vote the proxies received by them for the nominees. Each nominee has consented to be named in this Proxy Statement and to serve if elected. In the event that any nominee is unable or declines to serve as a director at the time of the meeting, the proxies will be voted for any nominee designated by the Board to fill the vacancy. We do not expect that any nominee will be unable or will decline to serve as a director at the time of the meeting.

If you are a beneficial owner of shares held in street name and you do not provide your broker with voting instructions, under recent amendments to the rules governing brokers, your broker may not vote your shares on the election of directors. Therefore, it is important that you vote.

The name of our director nominees is set forth below along with certain information based on data they provided us as of April 1, 2010. There are no family relationships among directors, director nominees or executive officers of Salix. The business address for each nominee for matters regarding Salix is 1700 Perimeter Park Drive, Morrisville, North Carolina 27560.

Director Nominee Director Since	Age	Position(s) With Salix
John F. Chappell December 1993	73	Chairman of the Board of Directors

Thomas W. D’Alonzo May 2000	66	Director

Richard A. Franco, Sr. May 2000	68	Director

William P. Keane January 2004	55	Director

Carolyn J. Logan July 2002	61	President, Chief Executive Officer and Director

Mark A. Sirgo February 2008	56	Director

The Board of Directors unanimously recommends voting “FOR” the director nominees listed above.

Director Nominees

John F. Chappell has served as a member of our Board of Directors since December 1993 and has been the Chairman of the Board since September 2003. From 1990 until his retirement in 2002, he served as founder and Chairman of Plexus Ventures LLC, a private company which specializes in business development and strategic transactions for clients in the biotechnology, pharmaceutical and drug delivery industries. Prior to founding Plexus Ventures LLC, Mr. Chappell served as Chairman, Worldwide Pharmaceuticals for SmithKline Beecham plc, now known as GlaxoSmithKline plc, or GSK, where he was responsible for the multi-billion dollar ethical pharmaceutical business with 30,000 employees worldwide. During his 28 years at SmithKline Beecham, Mr. Chappell also headed the International Consumer Products (OTC) operations and the Corporate Development Center. He has served as a director of the Pharmaceutical Manufacturers Association, now known as PhRMA, and the Industrial Biotechnology Association, now known as BIO. Mr. Chappell holds a B.A. degree from Harvard University and attended the Wharton School of the University of Pennsylvania. Among other experience, qualifications, attributes and skills, Mr. Chappell’s knowledge and experience in leading large organizations in the life sciences industry, being the founder and chairman of a company specializing in business development and strategic transactions for companies in the pharmaceutical industry and serving on boards of directors of pharmaceutical and biotech industry organizations led to the conclusion of our Nominating/Corporate Governance Committee and of our full Board that he should serve as a director of our Company in light of our business and structure.

Thomas W. D’Alonzo joined our Board of Directors in May 2000. Since 2005, Mr. D’Alonzo has served on the board of directors of Amarillo Biosciences, Inc., a public company, and Plexigen, Inc., a private company. From March 2007 to February 2009, Mr. D’Alonzo served as the Chief Executive Officer and a director of MiMedx Group, Inc. From May 2006 to April 2007, Mr. D’Alonzo was Chief Executive Officer of DARA BioSciences, Inc., now known as DARA Pharmaceuticals, Inc., and he served on its Board of Directors from September 2005 to December 2008. From 2000 to 2007, Mr. D’Alonzo acted as an independent consultant. Prior to that, from 1996 to 1999, Mr. D’Alonzo served as President and Chief Operating Officer of Pharmaceutical Product Development, Inc., or PPD, a global provider of discovery and development services to pharmaceutical and biotechnology companies. Before joining PPD, from 1993 to 1996, he served as President and Chief Executive Officer of GenVec, Inc., a clinical-stage, biopharmaceutical company. From 1983 to 1993, Mr. D’Alonzo held positions of increasing responsibility within Glaxo, Inc., the U.S. division of GSK, including President. Mr. D’Alonzo received his B.S. in Business Administration from the University of Delaware, and his J.D. from the University of Denver College of Law. Among other experience, qualifications, attributes and skills, Mr. D’Alonzo’s knowledge and experience in legal matters, in leading large organizations and serving on boards of directors in the life sciences industry led to the conclusion of our Nominating/Corporate Governance Committee and of our full Board that he should serve as a director of our Company in light of our business and structure.

Richard A. Franco, Sr. joined our Board of Directors in May 2000. Since January 2009, Mr. Franco has been Chairman, President and Chief Executive Officer of DARA Pharmaceuticals, Inc. Prior to that, he served in several capacities at DARA, including as director since 2003. From March 2008 until January 2009, Mr. Franco served as President and a director of the Richards Group Ltd., a private healthcare consulting firm. He served as the Chairman of LipoScience, Inc., from May 1997 to October 2002, as well as Chief Executive Officer and President from November 1997 to September 2001. Prior to co-founding LipoScience, he was President, Chief Executive Officer and a director of Trimeris Inc., a biopharmaceutical company. Prior to joining Trimeris, Mr. Franco held several senior positions and served on the Executive Committee of Glaxo, Inc., from 1983 to 1994, including Vice President and General Manager of Glaxo Dermatology, Vice President and General Manager of the Cerenex Division, Vice President of Commercial Development and Vice President of Marketing. Prior to joining Glaxo, Mr. Franco worked in various positions over a 16-year period with Eli Lilly and Company. Mr. Franco has also served on the board of directors of TriPath Imaging, Inc., now a wholly owned subsidiary of Becton, Dickinson and Company, NeoMatrix, Inc., a private company, and the Research Triangle Chapter of the National Association of Corporate Directors, or NACD. He received a B.S. in Pharmacy from St. John’s University and did his graduate work in pharmaceutical marketing and management at Long Island University. Mr. Franco has completed executive training at the Wharton School of the University of Pennsylvania, Duke University Fuqua School of Business, the School of Business at the University of Michigan, Tuck School of Business at Dartmouth College and the Kellogg School of Management at Northwestern University. Among other experience, qualifications, attributes and skills, Mr. Franco’s pharmaceutical sales and marketing, as well as management experience in large and small pharmaceutical organizations, and serving on boards of directors led to the conclusion of our Nominating/Corporate Governance Committee and of our full Board that he should serve as a director of our Company in light of our business and structure.

William P. Keane joined our Board of Directors in January 2004. From June 2007 to January 2010, Mr. Keane served on the board of directors of Intellect Neurosciences, Inc. From October 2002 until September 2005, Mr. Keane was the Chief Financial Officer and Corporate Secretary for Genta Incorporated, a biopharmaceutical company focused on the identification, development and commercialization of drugs for the treatment of patients with cancer. Prior to that, Mr. Keane was the Vice President – Sourcing, Strategy and Operations Effectiveness for Bristol-Myers Squibb Company from April 2001 until October 2002. From August 2000 until April 2001, Mr. Keane was the Chief Financial Officer for Covance Biotechnology Services, now known as Diosynth RTP Inc., a drug development services company. From September 1997 until July 2000, Mr. Keane was the Vice President, Finance – Global Pharmaceutical Manufacturing for Warner-Lambert Company, a pharmaceutical company subsequently acquired by Pfizer Inc. Mr. Keane received a B.A. in Microbiology and an M.B.A. from Rutgers University. Among other experience, qualifications, attributes and skills, Mr. Keane’s experience in accounting and auditing matters affecting the life sciences industry led to the conclusion of our Nominating/Corporate Governance Committee and of our full Board that he should serve as a director of our Company in light of our business and structure.

Carolyn J. Logan has served as our President and Chief Executive Officer and as a member of our Board of Directors since July 2002. She previously served as Senior Vice President, Sales and Marketing from June 2000 to July 2002. Prior to joining Salix, Ms. Logan served as Vice President, Sales and Marketing of the Oclassen Dermatologics Division of Watson Pharmaceuticals, Inc. from May 1997 to June 2000, and as its Vice President, Sales from February 1997 to May 1997. Prior to that date, she served as Director, Sales of Oclassen Pharmaceuticals, Inc. from January 1993 to February 1997. Prior to joining Oclassen, Ms. Logan held various sales and marketing positions with Galderma Laboratories, Ulmer Pharmacal and Westwood Pharmaceuticals, now known as Westwood-Squibb Pharmaceuticals, Inc., a subsidiary of Bristol-Myers Squibb. Ms. Logan received a B.S. degree in Biology and Dental Hygiene from the University of North Carolina at Chapel Hill. Among other experience, qualifications, attributes and skills, Ms. Logan’s pharmaceutical sales and marketing experience and knowledge of our business led to the conclusion of our Nominating/Corporate Governance Committee and of our full Board that she should serve as a director of our Company in light of our business and structure.

Mark A. Sirgo joined our Board of Directors in February 2008. Since July 2005, Dr. Sirgo has been the President and Chief Executive Officer of BioDelivery Sciences International, Inc., or BDSI, and has served in various executive positions at the company and as director of the company since August 2004. Prior to August 2004, Dr. Sirgo was the co-founder and Chief Executive Officer of Arius Pharmaceuticals, Inc., or Arius, which was acquired by BDSI in August 2004. Prior to his involvement with Arius, Dr. Sirgo spent three years as Senior Vice President of Global Sales and Marketing at PPD, and 16 years in a variety of positions of increasing responsibility in both clinical development and marketing at Glaxo, Glaxo Wellcome, and GSK, including Vice President of International OTC Development and Vice President of New Product Marketing. Dr. Sirgo received his B.S. in Pharmacy from The Ohio State University and his Doctorate from the Philadelphia College of Pharmacy and Science. Among other experience, qualifications, attributes and skills, Dr. Sirgo’s knowledge and experience in drug development, clinical trials and regulatory processes led to the conclusion of our Nominating/Corporate Governance Committee and of our full Board that he should serve as a director of our Company in light of our business and structure.

Vote Required

The six nominees receiving the highest number of affirmative votes of the common stock present or represented and entitled to be voted for them shall be elected as directors. In accordance with Delaware law, abstentions or votes withheld from any director are counted for purposes of determining the presence or absence of a quorum for the transaction of business, but they have no legal effect on the election of directors. While broker non-votes will be counted for purposes of determining the presence or absence of a quorum, broker non-votes will not be counted for purposes of determining the number of shares represented and voting with respect to the particular proposal on which the broker has expressly not voted and, accordingly, will not affect the election of directors.

CORPORATE GOVERNANCE MATTERS

Information about the Board

Our Board of Directors is responsible for the general management of the Company. It is currently comprised of six directors. We have historically separated the position of Chairman, currently independent director John F. Chappell, and that of Chief Executive Officer, currently Carolyn J. Logan. While the Board believes the separation of these positions has served the Company well, and intends to maintain this separation where appropriate and practicable, the Board does not believe that it is appropriate to prohibit one person from serving as both Chairman and Chief Executive Officer. We believe our leadership structure is appropriate given the size of our Company in terms of number of employees, Mr. Chappell’s experience with large organizations and boards of directors and Ms. Logan’s historical experience and understanding of our Company and industry.

Director Independence

Our Board of Directors has determined that five of the director nominees are independent within the meaning of Rule 5605(a)(2) of the Nasdaq Stock Market listing rules. These persons are Messrs. Chappell, D’Alonzo, Franco, Keane and Dr. Sirgo. As part of such determination of independence, our Board has affirmatively decided that none of these five directors have any relationship with Salix that would interfere with the exercise of independent judgment in carrying out their responsibilities as directors. Ms. Logan, our President and Chief Executive Officer, is the only member of management serving as a director.

Selection of Nominees for the Board of Directors

The Nominating/Corporate Governance Committee of our Board of Directors has the responsibility for establishing the criteria for recommending which directors should stand for re-election to our Board and the selection of new directors to serve on our Board.

In carrying out its function to nominate candidates for election or re-election to our Board of Directors, the Nominating/Corporate Governance Committee considers the mix of skills, character, mature judgment, career specialization, relevant technical skills and independence. While it does not have a specific written policy with regard to the consideration of diversity in identifying director nominees, the Committee does consider diversity to be an additional desirable characteristic in potential nominees. This commitment to diversity is part of our Corporate Governance Guidelines, which are available under Governance & Compliance in the About Us section on our website at www.salix.com. Fundamentally, the Committee believes that each candidate should be an individual who, among other qualities, exhibits the highest personal integrity, can represent Salix with distinction, possesses business experience relevant to Salix and places the interests of stockholders first. Each candidate should be prepared to participate fully in Board activities, including attendance at, and active participation in, meetings of the Board. Additionally, in determining whether to recommend a director for re-election, the Committee also considers the director’s past attendance at Board and committee meetings and participation in and contributions to the activities of our Board. The Committee believes it appropriate for at least one member of our Board to meet the criteria for an “audit committee financial expert” as defined by SEC rules. A majority of the members of our Board meet the definition of “independent director” within the meaning of applicable Nasdaq Stock Market listing rules.

In addition, the Nominating/Corporate Governance Committee is responsible for establishing the procedures for our stockholders to nominate candidates to our Board of Directors. For stockholder nominations to be properly brought before an annual meeting by a stockholder, the stockholder must have given proper and timely notice thereof in accordance with our bylaws. To be timely for an annual meeting, a stockholder’s notice must be delivered to our Corporate Secretary at our principal executive offices not less than 45 or more than 75 days prior to the first anniversary of the date on which we mailed our proxy materials for the preceding year’s annual meeting of stockholders; provided, however, that if the date of the annual meeting is more than 30 days prior to or after the anniversary of the preceding year’s annual meeting, notice by the stockholder to be timely must be delivered not later than the close of business on the later of (1) the 90th day prior to such annual meeting or (2) the tenth day following the day on which public announcement of the date of the meeting is first made. The Committee will evaluate a nominee recommended by a stockholder in the same manner in which the Committee evaluates nominees recommended by other persons.

Board Committees

Our Board of Directors has an Audit Committee, a Compensation Committee and a Nominating/Corporate Governance Committee. Each committee is comprised entirely of independent directors in accordance with the Nasdaq Stock Market listing rules and is responsible for overseeing risks associated with its respective area of responsibility. The Audit Committee’s purpose is to oversee our accounting and financial reporting principles and policies and internal audit controls and procedures, oversee our financial statements and the independent audit thereof, select, evaluate and, where deemed appropriate, replace the outside auditors and evaluate the independence of the outside auditors. The Committee is responsible for monitoring risks related to financial assets, accounting, and legal and corporate compliance. It fulfills these responsibilities by systematic, regular reviews of specific functions with support of both the internal Company personnel and independent auditors and reports the results of these reviews to the Board as appropriate. The Audit Committee currently consists of William P. Keane (Chairman), John F. Chappell and Thomas W. D’Alonzo. William Harral III was a member of the Audit Committee until our 2009 annual meeting of stockholders, at which he did not stand for re-election. The Board has determined that each member currently serving on the Audit Committee qualifies as an “audit committee financial expert” as defined in Item 407(d) of Regulation S-K promulgated by the SEC.

The Compensation Committee is responsible for determining salaries, incentives and other forms of compensation for our executive officers and other employees, and administers our various incentive compensation and benefit plans to ensure sound pay practices that do not cause risks to arise that are reasonably likely to have a material adverse effect on our Company. The Compensation Committee currently consists of Richard A. Franco, Sr. (Chairman), Thomas W. D’Alonzo, William P. Keane and Mark A. Sirgo. William Harral III was a member of the Compensation Committee until our 2009 annual meeting of stockholders, at which he did not stand for re-election.

The Nominating/Corporate Governance Committee is responsible for recommending director candidates to our Board of Directors, developing, periodically reviewing and overseeing procedures for stockholders to nominate director candidates, developing, periodically reviewing and recommending to the Board a set of corporate governance principles (including ones designed to eliminate risks in our governance structure) and administering our Code of Business Conduct. In addition, it is the policy of the Nominating/Corporate Governance Committee to meet regularly to discuss Chief Executive Officer succession plans. The Nominating/Corporate Governance Committee currently consists of Thomas W. D’Alonzo (Chairman), John F. Chappell, Richard A. Franco, Sr. and Mark A. Sirgo. William Harral III was Chairman of the Nominating/Corporate Governance Committee until our 2009 annual meeting of stockholders, at which he did not stand for re-election.

The charters for the Audit Committee, Compensation Committee and the Nominating/Corporate Governance Committee, which have been adopted by the Board of Directors, contain detailed descriptions of the committees’ duties and responsibilities and are available under Governance & Compliance in the About Us section on our website at www.salix.com.

In November 2009, our Board of Directors formed a Pricing Committee in connection with a public offering of our common stock. The Pricing Committee consisted of John F. Chappell, William P. Keane and Carolyn J. Logan. The Pricing Committee determined whether to proceed with the offering, ultimately approved the definitive terms of the offering and negotiated all fees and commissions to be paid in connection with the offering. The Pricing Committee completed its mandate and was dissolved upon closing of the offering on November 23, 2009.

In addition to the meetings held by the above-referenced committees, the independent non-employee members of the Board of Directors regularly meet in executive session without our Chief Executive Officer or any other employees present, to evaluate the performance of management and other appropriate matters.

Information Regarding Meetings of the Board and Committees

During fiscal 2009, the Board of Directors held 13 meetings, the Audit Committee held six meetings, the Compensation Committee held six meetings, the Nominating/Corporate Governance Committee held two meetings and the Pricing Committee held one meeting. No incumbent director attended fewer than 75% of the aggregate of all meetings of the Board of Directors and the committees on which he or she served that occurred during fiscal 2009.

It is our policy to strongly encourage all directors to attend the annual meetings of stockholders. All of our directors attended the 2009 annual meeting of stockholders in person.

Corporate Governance Guidelines

We believe in sound corporate governance practices and have adopted formal Corporate Governance Guidelines to enhance our effectiveness. Our Board of Directors adopted these Corporate Governance Guidelines in order to ensure that it has the necessary authority and practices in place to review and evaluate our business operations as needed and to make decisions that are independent of our management. The Corporate Governance Guidelines are also intended to align the interests of directors and management with those of our stockholders. The Corporate Governance Guidelines set forth the practices our Board follows, including, but not limited to, Board and Committee structure and composition, Board selection, director responsibilities, director access to management, a stock retention policy and continuing director education. A copy of our Corporate Governance Guidelines is available under Governance & Compliance in the About Us section on our website at www.salix.com.

Code of Business Conduct and Code of Ethics

We have adopted a Code of Business Conduct that is designed to promote high standards of ethical conduct by our directors and employees. The Code of Business Conduct requires that our directors and employees avoid conflicts of interest, comply with all laws and other legal requirements, conduct business in an honest and ethical manner, and otherwise act with integrity and in Salix’s best interest. Our Code of Business Conduct includes a Code of Ethics for our chief executive officer, chief financial officer, chief accounting officer or controller, and persons performing similar functions for Salix.

As a mechanism to encourage compliance with the Code of Business Conduct and the Code of Ethics, we have established procedures to receive, retain and address complaints received regarding accounting or auditing matters. These procedures ensure that individuals may submit concerns regarding questionable accounting or auditing matters in a confidential and anonymous manner. In addition, our Board of Directors routinely reviews its own performance through Board and committee self-evaluations, as well as peer evaluations of each individual director, to ensure that the Board is acting in the best interests of Salix and its stockholders.

Our Code of Business Conduct and Code of Ethics are available for review under Governance & Compliance in the About Us section on our website at www.salix.com.

Communications with the Board of Directors

Stockholders who wish to communicate with members of the Board of Directors, including the independent directors individually or as a group, may send correspondence to them in care of our Corporate Secretary at our principal executive offices. Such communication will be forwarded to the intended recipient(s). We currently do not intend to have our Corporate Secretary screen this correspondence, but we may change this policy if directed by the Board due to the nature or volume of the correspondence.

PROPOSAL TWO

AMENDMENT OF CERTIFICATE OF INCORPORATION

Our Board of Directors has unanimously determined that it is advisable to amend the first paragraph of Article IV of our certificate of incorporation to increase the number of authorized shares of our capital stock from 85,000,000 shares to 155,000,000 shares and to increase the number of authorized shares of our common stock from 80,000,000 shares to 150,000,000 shares.

Currently, our certificate of incorporation authorizes an aggregate of 85,000,000 shares of capital stock. These shares consist of 80,000,000 shares of authorized common stock and 5,000,000 shares of authorized preferred stock. Neither our certificate of incorporation nor our bylaws provide for cumulative voting for either our common stock or preferred stock. The preferred stock may be issued in such classes and series with such rights and privileges as our Board of Directors may determine.

As of April 1, 2010, our Board of Directors had authorized for issuance 900,000 shares of Series A Junior Participating Preferred Stock in connection with our Rights Agreement dated as of January 10, 2003, however, no shares of preferred stock are issued and outstanding. As of April 1, 2010, we had 56,721,652 shares of common stock issued and outstanding and 6,817,980 shares reserved for future issuance under our stock plans. As of April 1, 2010, we also had reserved approximately 6,485,084 shares of our common stock for issuance pursuant to the conversion of convertible senior notes due in 2028 that we issued in a $60 million offering in August 2008. This leaves only 9,975,284 shares of common stock available for other future issuances.

Our Board of Directors has not approved any other changes to the certificate of incorporation. The proposed language of the first paragraph of Article IV set forth below in its entirety:

The Corporation shall be authorized to issue an aggregate of one hundred fifty-five million (155,000,000) shares of capital stock. The authorized capital stock shall be divided into Common Stock and Preferred Stock. The Common Stock of the Corporation shall consist of one hundred fifty million shares (150,000,000) having $0.001 par value per share. The Preferred Stock of the Corporation shall consist of five million (5,000,000) shares having $0.001 par value per share.

We believe that an increase in the number of authorized shares of our common stock is prudent in order to assure that a sufficient number of shares of common stock is available for issuance in the future if our Board of Directors deems it to be in our and our stockholders’ best interests.

The authorized but unissued shares of common stock will be available for issuance from time to time as our Board of Directors deems advisable or required for various purposes, including, but not limited to, acquiring businesses or assets, raising capital, establishing strategic relationships with other companies, and declaring stock dividends or effecting stock splits. Our Board will be able to authorize the issuance of shares for these purposes without the necessity, and related costs and delays, of either calling a special stockholders’ meeting or waiting for the next regularly scheduled annual meeting of stockholders in order to increase the authorized shares of capital stock. Such issuances might require stockholder approval under Nasdaq rules or other applicable rules, in which case we would present the matter to our stockholders for their approval. While we have no current plans to issue any of the shares that will be authorized if the increase is approved, we may use any of the increased shares if deemed advisable by our Board at the time and in the manner approved by our Board.

The increase in authorized shares of common stock will not alter our current number of issued shares of common stock. The relative rights and limitations of the shares of common stock will remain unchanged under this amendment. Our stockholders will not realize any dilution in their percentage of ownership of us or their voting rights as a result of the increase. However, issuances of significant numbers of additional shares of common stock in the future will dilute stockholders’ percentage ownership of us and if such shares are issued at prices below what current stockholders paid for their shares, might also dilute the value of current stockholders’ shares.

The proposed increase in our authorized common stock, under certain circumstances, could have an anti-takeover effect, although this is not the intent of our Board of Directors. For example, it could be possible for our Board to delay or impede a takeover or change in control of us by causing additional shares to be issued to holders who might side with the Board in opposing a takeover bid that the Board determines is not in our or our stockholders’ best interests. The increased authorized capital therefore could have the effect of discouraging unsolicited takeover attempts. By potentially discouraging initiation of any such unsolicited takeover attempts, the increased common stock could limit the opportunity for our stockholders to dispose of their shares at the higher price generally available in takeover attempts or that may be available under a merger proposal. Further, the increased authorized capital could have the effect of permitting our management, including our Board, to retain its position, and place it in a better position to resist changes that stockholders wish to make if they are dissatisfied with the conduct of our business.

Other provisions of Delaware law, our certificate of incorporation and bylaws might have anti-takeover consequences. For example, we are subject to Section 203 of the Delaware General Corporation Law. In general, Section 203 prohibits a publicly held Delaware corporation from engaging in a “business combination” with an “interested stockholder” for a period of three years following the date the person became an interested stockholder, unless: (a) the board of directors approves the transaction in which the stockholder became an interested stockholder prior to the date the interested stockholder attained that status; (b) when the stockholder became an interested stockholder, he or she owned at least 85% of the voting stock of the corporation outstanding at the time the transaction commenced, excluding shares owned by persons who are directors and also officers and certain shares owned by employee benefits plans; or (c) on or subsequent to the date the business combination is approved by the board of directors, the business combination is authorized by the affirmative vote of at least 66 2/3% of the voting stock of the corporation at an annual or special meeting of stockholders. Generally, a “business combination” includes a merger, asset or stock sale, or other transaction resulting in a financial benefit to the interested stockholder. The existence of this provision would be expected to have an anti-takeover effect with respect to transactions not approved in advance by our Board of Directors, including discouraging attempts that might result in a premium over the market price for the shares of our common stock. Generally, an “interested stockholder” is a person who, together with affiliates and associates, owns, or is an affiliate or associate of the corporation and within three years prior to the determination of interested stockholder status did own, 15% or more of a corporation’s voting stock.

In addition, our bylaws contain advance notice procedures for stockholder proposals to be brought before a meeting of stockholders, including any proposed nominations of persons for election to our Board of Directors. Stockholders at a meeting may only consider proposals or nominations specified in the notice of meeting or brought before the meeting by or at the direction of our Board or by a stockholder who was a stockholder of record on the record date for the meeting, who is entitled to vote at the meeting, who has given to our Corporate Secretary timely written notice, in proper form, of the stockholder’s intention to bring that business before the meeting, and who has otherwise complied with our bylaws. Although our bylaws do not give our Board the power to approve or disapprove stockholder nominations of candidates for election to our Board or proposals regarding other business to be conducted at a special or annual meeting of the stockholders, they may have the effect of precluding the conduct of business at a meeting if the proper procedures are not followed or may discourage or deter a potential acquiror from conducting a solicitation of proxies to elect its own slate of directors or otherwise attempting to obtain control of us. By requiring advance notice of other proposed business, the stockholder advance notice procedures will also provide a more orderly procedure for conducting an annual meeting of stockholders and, to the extent deemed necessary or desirable by our Board, will provide our Board with an opportunity to inform stockholders, prior to such meetings, of any business proposed to be conducted at such meetings, together with any recommendations as to the Board’s position regarding action to be taken with respect to such business, so that stockholders can better decide whether to attend such a meeting or to grant a proxy regarding the disposition of any such business.

Finally, our certificate of incorporation provides that our stockholders may not take any action by written consent, but only may take action at duly called annual or special meetings of stockholders. Our bylaws further provide that special meetings of our stockholders may be only called by our Board of Directors, the Chairman of the Board, our President or the holders of at least 30% of all the votes entitled to be cast on an issue by delivering written demands to our Corporate Secretary.

Our Board of Directors is not aware of any attempt, or contemplated attempt, to acquire control of us, and this proposal is not being presented with the intent that it be utilized as a type of anti-takeover device.

If the amendment to our certificate of incorporation is approved by the stockholders, we will file a certificate of amendment to our certificate of incorporation with the office of the Delaware Secretary of State. We anticipate making that filing promptly following the annual meeting of stockholders.

Vote Required

Approval of the amendment to our certificate of incorporation requires the affirmative vote of the holders of at least a majority of the outstanding shares of our common stock issued and outstanding on the record date. In accordance with Delaware law, abstentions will be counted for purposes of determining both whether a quorum is present at the meeting and the total number of shares represented and voting on this proposal. Broker non-votes will be counted for purposes of determining the presence or absence of a quorum and will be counted for purposes of determining the number of shares represented and voting with respect to this proposal. Accordingly, abstentions and broker non-votes will have the effect of votes against the approval of this proposal.

If you are a beneficial owner of shares held in street name and you do not provide your broker with voting instructions, under the rules governing brokers, your broker may not vote your shares on the amendment of our certificate of incorporation. Therefore, it is important that you vote.

The Board of Directors unanimously recommends that the stockholders vote “FOR” the amendment of our certificate of incorporation.

PROPOSAL THREE

RATIFICATION OF APPOINTMENT OF

INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The Audit Committee of our Board of Directors has selected PricewaterhouseCoopers LLP, or PwC, our independent registered public accounting firm, to audit our consolidated financial statements for the fiscal year ending December 31, 2010, and recommends that stockholders vote for ratification of such appointment. Notwithstanding the selection, the Audit Committee, in its discretion, may appoint a different independent registered public accounting firm at any time if it believes that doing so would be in our best interests and the best interests of our stockholders. In the event of a negative vote on ratification, the Audit Committee will reconsider, but might not change, its selection.

PwC became our independent registered public accounting firm in April 2007, and audited our financial statements for the fiscal years ended December 31, 2007 through 2009. Representatives of PwC are expected to be present at the meeting with the opportunity to make a statement if they desire to do so and are expected to be available to respond to appropriate questions.

Vote Required

Approval of the ratification of the appointment of PwC as our independent registered public accounting firm requires the affirmative vote of the holders of at least a majority of the outstanding shares of our common stock entitled to vote and be present or represented at the meeting. In accordance with Delaware law, abstentions will be counted for purposes of determining both whether a quorum is present at the meeting and the total number of shares represented and voting on this proposal. While broker non-votes will be counted for purposes of determining the presence or absence of a quorum, broker non-votes will not be counted for purposes of determining the number of shares represented and voting with respect to the particular proposal on which the broker has expressly not voted and, accordingly, will not affect this proposal.

The Board of Directors unanimously recommends that stockholders vote “FOR” the ratification of the appointment of PwC as our independent registered public accounting firm.

AUDIT COMMITTEE REPORT

PwC served as our independent registered public accounting firm for 2009 and audited our consolidated financial statements for the year ended December 31, 2009. The Audit Committee of our Board of Directors has (1) reviewed and discussed with management the audited financial statements for the year ended December 31, 2009, (2) discussed with PwC the matters required to be discussed by the Statement on Auditing Standards No. 61, as amended (AICPA, Professional Standards, Vol. 1 AU Section 380), as adopted by the Public Company Accounting Oversight Board in Rule 3200T, and (3) received the written disclosures and the letter from PwC concerning applicable requirements of the Public Company Accounting Oversight Board regarding PwC’s communications with the Audit Committee concerning independence, and has discussed with PwC its independence. Based upon these discussions and reviews, the Audit Committee recommended to the Board that the audited financial statements be included in our Annual Report on Form 10-K for the fiscal year ended December 31, 2009 and filed with the SEC.

Our Audit Committee is currently composed of the following three directors, all of whom are independent directors as defined in defined in Rule 5605(a)(2) of the Nasdaq Stock Market listing rules and Section 10A(m)(3) of the Exchange Act: William P. Keane (Chairman); John F. Chappell; and Thomas W. D’Alonzo. The Board of Directors has determined that each member of the Audit Committee qualifies as an “audit committee financial expert” as such term is defined in Item 407(d) of Regulation S-K promulgated by the SEC. Our Audit Committee operates under a written charter adopted by the Board of Directors, a copy of which has been filed with the SEC and is available under Governance & Compliance in the About Us section on our website at www.salix.com.

Submitted By:	THE AUDIT COMMITTEE OF THE BOARD OF DIRECTORS William P. Keane, Chairman John F. Chappell Thomas W. D’Alonzo

Summary of Fees

Our Audit Committee has adopted a policy for the pre-approval of all audit and permitted non-audit services that may be performed by our independent registered public accounting firm. Under this policy, each year, at the time it engages the auditors, the Audit Committee pre-approves the audit engagement terms and fees and may also pre-approve detailed types of audit-related and permitted tax services, subject to certain dollar limits, to be performed during the year. All other permitted non-audit services are required to be pre-approved by the Audit Committee on an engagement-by-engagement basis. The Audit Committee may delegate its authority to pre-approve services to one or more of its members, whose activities are reported to the Audit Committee at each regularly scheduled meeting.

The following table summarizes the aggregate fees billed for professional services rendered to Salix by PwC in 2008 and 2009. A description of these various fees and services follows the table.

	2008	2009
Audit Fees	$504,000	$496,600
Audit-Related Fees	—	—
Tax Fees	—	—
All Other Fees	1,500	1,500

Total	$505,500	$498,100

Audit Fees

The aggregate fees billed to us in connection with the annual audit, for the reviews of our financial statements included in the Quarterly Reports on Form 10-Q, and for other services normally provided in connection with statutory and regulatory filings, were approximately $504,000 in 2008 and $496,600 in 2009.

Audit-Related Fees

PwC did not perform any audit-related services for us in 2008 or 2009.

Tax Fees

PwC did not perform any tax services for us in 2008 or 2009.

All Other Fees

We paid PwC an annual fee of $1,500 in 2008 and 2009 for a computer program used to research technical accounting issues.

SECURITY OWNERSHIP OF MANAGEMENT AND CERTAIN BENEFICIAL OWNERS

The following table sets forth certain information regarding the beneficial ownership of our common stock as of April 1, 2010 for the following:

•	Each person or entity known to own beneficially more than 5% of the outstanding common stock;

•	Each director;

•	Each of the executive officers named in the Summary Compensation table; and

•	All current executive officers and directors as a group.

Applicable percentage ownership is based on 56,721,652 shares of common stock outstanding as of April 1, 2010, together with applicable options for each stockholder. Beneficial ownership is determined in accordance with the rules of the SEC, based on factors including voting and investment power with respect to shares. Common stock subject to options exercisable on or within 60 days after April 1, 2010 are deemed outstanding for the purpose of computing the percentage ownership of the person holding those options, but not for computing the percentage ownership of any other person. For information relating to beneficial owners of greater than 5% of our common stock who are not insiders, we rely upon the reports filed by such persons or entities on Schedule 13G.

Five Percent Stockholders	Shares Beneficially Owned	Percentage Beneficially Owned
Wellington Management Company, LLP(1) 75 State Street Boston, Massachusetts 02109	5,700,906	10.05%

Felix J. Baker and Julian C. Baker(2) 667 Madison Avenue New York, New York 10065	5,666,493	9.99%

S.A.C. Capital Advisors, L.P.(3) 72 Cummings Point Road Stamford, Connecticut 06902	5,071,570	8.94%

BlackRock, Inc.(4) 40 East 52nd Street New York, New York 10022	4,796,332	8.46%

Morgan Stanley(5) 1585 Broadway New York, New York 10036	3,313,997	5.84%

Visium Balanced Master Fund, Ltd.(6) 950 Third Avenue New York, New York 10022	3,009,202	5.31%

Executive Officers and Directors	Shares Beneficially Owned	Percentage Beneficially Owned

Carolyn J. Logan(7)	1,208,106	2.11%

John F. Chappell(8)	859,120	1.51%

Adam C. Derbyshire(9)	278,371	*

Thomas W. D’Alonzo(10)	168,910	*

William P. Forbes(11)	167,133	*

William P. Keane(12)	106,573	*

Richard A. Franco, Sr.(13)	96,244	*

Mark A. Sirgo(14)	35,156	*

All current executive officers and directors as a group (8 persons)(15)	2,919,613	5.05%

*	Less than one percent.

(1)	Based on information contained in Schedule 13G/A filed with the SEC on February 12, 2010 by Wellington Management Company, LLP. The Schedule 13G/A provides that Wellington Management Company, LLP holds shared voting power as to 4,866,516 shares and shared dispositive power as to 5,700,906 shares. On the Schedule 13G/A, Wellington Management Company, LLP does not list any natural persons having voting and/or investment powers over the shares held of record by the company.

(2)	Based on information contained in Schedule 13G/A filed with the SEC on February 16, 2010 by Felix J. Baker and Julian C. Baker. The Schedule 13G/A provides that both individuals hold shared voting and dispositive power over 5,666,493 shares by virtue of their ownership of entities that have the power to control the investment decisions of limited partnerships including Baker Bros. Investments II, L.P.; 667, L.P.; Baker Brothers Life Sciences, L.P.; 14159, L.P.; and Baker/Tisch Investments, L.P.

(3)	Based on information contained in Schedule 13G/A filed with the SEC on February 16, 2010 by S.A.C. Capital Advisors, L.P., S.A.C. Capital Associates, LLC, S.A.C. Capital Advisors, Inc., CR Intrinsic Investors, LLC, CR Intrinsic Investments, LLC, Sigma Capital Management, LLC, Sigma Capital Associates, LLC and Steven A. Cohen. Mr. Cohen controls each of these entities directly or indirectly, but disclaims beneficial ownership of our stock.

(4)	Based on information contained in Schedule 13G filed with the SEC on January 29, 2010 by BlackRock, Inc. The Schedule 13G provides that BlackRock, Inc. has sole voting and dispositive power with respect to 4,796,332 shares. On the Schedule 13G, BlackRock, Inc. does not list any natural persons having voting and/or investment powers over the shares held of record by the company.

(5)	Based on information contained in Schedule 13G/A filed with the SEC on February 12, 2010 by Morgan Stanley and FrontPoint Partners LLC. The Schedule 13G/A provides that Morgan Stanley has sole voting power over 3,278,897 shares and sole dispositive power over 3,313,997 shares. The securities being reported by Morgan Stanley as a parent holding company are owned, or may be deemed to be beneficially owned, by FrontPoint Partners LLC, an investment adviser. FrontPoint Partners LLC is a wholly owned subsidiary of Morgan Stanley with sole voting and dispositive power over 2,847,325 shares. The address for FrontPoint Partners LLC is Two Greenwich Plaza, Greenwich, Connecticut 06830. On the Schedule 13G/A, Morgan Stanley and FrontPoint Partners LLC do not list any natural persons having voting and/or investment powers over the shares held of record by such entities.

(6)	Based on information contained in Schedule 13G/A filed with the SEC on February 12, 2010 by Visium Balanced Master Fund, Ltd. (“VBMF”), Visium Asset Management, LP (“VAM”), JG Asset, LLC (“JG Asset”) and Jacob Gottlieb (“Gottleib”). The Schedule 13G/A provides that each of VBMF, VAM, JG Asset and Gottlieb have sole voting and dispositive power over 3,009,202 shares. VBMF, VAM, JG Asset and Gottlieb each disclaim beneficial ownership as to such shares, except to the extent of his or its pecuniary interest therein.

(7)	Includes 502,125 shares issuable upon exercise of options and 7,540 shares held by Ms. Logan’s children. Includes an aggregate of 294,451 shares of restricted stock outstanding from grants made from 2006 through 2009. The restricted stock vests in equal amounts annually on the anniversary of the vesting commencement date over either three or four years.

(8)	Includes 90,000 shares issuable upon exercise of options. Includes 12,160 shares of restricted stock granted on July 1, 2009 that will vest in their entirety on the earlier of July 1, 2010 or the next annual election of directors, subject to continued service on our Board of Directors. Also includes 250,000 shares held by a grantor retained annuity trust established by Mr. Chappell.

(9)	Includes 170,000 shares issuable upon exercise of options. Includes an aggregate of 85,371 shares of restricted stock outstanding from grants made from 2006 through 2009. The restricted stock vests in equal amounts annually on the anniversary of the vesting commencement date over either three or four years.

(10)	Includes 67,500 shares issuable upon exercise of options. Includes 2,550 shares held by an LLC of which Mr. D’Alonzo and his spouse are members, 6,500 shares held by Mr. D’Alonzo’s spouse and 28,000 shares held by Mr. D’Alonzo’s children. Includes 12,160 shares of restricted stock granted on July 1, 2009 that will vest in their entirety on the earlier of July 1, 2010 or the next annual election of directors, subject to continued service on our Board of Directors.

(11)	Includes 106,250 shares issuable upon exercise of options. Includes an aggregate of 60,883 shares of restricted stock outstanding from grants made from 2006 through 2009. The restricted stock vests in equal amounts annually on the anniversary of the vesting commencement date over either three or four years.

(12)	Includes 67,500 shares issuable upon exercise of options. Includes 12,160 shares of restricted stock granted on July 1, 2009 that will vest in their entirety on the earlier of July 1, 2010 or the next annual election of directors, subject to continued service on our Board of Directors.

(13)	Includes 37,500 shares issuable upon exercise of options. Includes 4,500 shares held by Mr. Franco’s spouse. Includes 12,160 shares of restricted stock granted on July 1, 2009 that will vest in their entirety on the earlier of July 1, 2010 or the next annual election of directors, subject to continued service on our Board of Directors.

(14)	Includes 22,160 shares of restricted stock that either vest in equal installments over three years beginning on the first anniversary of the vesting commencement date or on the earlier of the one year anniversary of the vesting commencement date and the next annual election of directors, all subject to continued service on our Board of Directors.

(15)	Includes the shares described in footnotes 7-14 above.

SECTION 16(A) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Section 16(a) of the Securities Exchange Act requires our officers and directors, and persons who own more than 10% of a registered class of our equity securities, to file reports of ownership on Form 3 and changes in ownership on Form 4 or Form 5 with the SEC. Officers, directors and 10% stockholders are also required by SEC rules to furnish us with copies of all such forms that they file. Based solely on a review of the copies of such forms received by us, or written representations from reporting persons, we believe that during fiscal 2009, all of our officers, directors and 10% stockholders complied with applicable Section 16(a) filing requirements.

COMPENSATION COMMITTEE REPORT

The Compensation Committee has reviewed and discussed the Compensation Discussion and Analysis contained in this Proxy Statement with management and, based on that review and discussion, the Compensation Committee recommended to the Board of Directors that the Compensation Discussion and Analysis be included in this Proxy Statement.

Submitted by:	THE COMPENSATION COMMITTEE OF THE BOARD OF DIRECTORS
Richard A. Franco, Sr., Chairman
Thomas W. D’Alonzo
William P. Keane
Mark A. Sirgo

COMPENSATION DISCUSSION AND ANALYSIS

The Compensation Committee of our Board of Directors was established in December 1994 and currently is composed of independent directors, Richard A. Franco, Sr. (Chair), Thomas W. D’Alonzo, William P. Keane and Mark A. Sirgo. In general, the Committee is responsible for reviewing, approving and recommending to the Board our compensation practices, including executive salary levels and variable compensation programs. With respect to executive officers other than the Chief Executive Officer, in addition to comparative peer company data, the Committee considers the recommendations for such individuals’ salaries presented by the Chief Executive Officer and the reasons for those recommendations. In determining compensation for the Chief Executive Officer, the Committee considers comparative financial and compensation data of selected peer companies.

Executive Compensation Philosophy and Objectives

We compete in an aggressive and dynamic industry and, as a result, believe that finding, motivating and retaining quality employees, particularly senior managers, sales, marketing and development personnel, are key factors to our future success. The Compensation Committee’s compensation philosophy seeks to align the interests of stockholders and management by tying compensation to our performance, either directly in the form of salary or annual cash incentive payments, or indirectly in the form of equity awards granted to employees.

The primary objectives of our executive compensation policies include the following:

•	To attract, motivate and retain a highly qualified executive management team;

•

To link executive compensation to corporate objectives, including product development, revenue, earnings and business development goals, as well as to define individual management objectives established by the Committee;

•	To compensate competitively with the practices of similarly situated specialty pharmaceutical companies; and

•	To create management incentives designed to enhance stockholder value.

To achieve these objectives, the Committee seeks to design our executive compensation program and set compensation levels for the Named Executive Officers that are comparable to those of other companies that compete with us for executive talent. The Committee uses both objective and subjective criteria to evaluate Salix and individual performance and set compensation. This approach allows the Committee to exercise discretion and not rely solely on rigid formulas and quantitative analyses. The Committee generally targets compensation at the 75th percentile of our peer companies. Through a discretionary annual cash incentive plan, the Committee seeks to reward outstanding performance, incentivize future achievement and assist in attracting and retaining our executive officers. We also provide long-term compensation in the form of restricted stock grants. The Committee believes restricted stock awards allow the Named Executive Officers to participate in our long-term success, align their long-term interests with those of our stockholders, reward for past performance and incentivize future performance, and help retain talented executive management personnel.

Sources of Information

The Committee relies on various sources of information to assist it in establishing and maintaining our Compensation program. In 2006, the Committee engaged AON Consulting, an independent compensation consulting firm, to review and assess our executive compensation program, with a focus on the selection of an appropriate peer group of companies against which to compare our compensation.

The Committee also considers data from the Radford Biotechnology Survey for companies in the life sciences industry with less than 500 employees. Finally, the Committee relies on the experience and knowledge that the Committee members, Salix and its senior management have gained over the years from the administration of compensation programs, and seeks input from the Chief Executive Officer on the performance of the other Named Executive Officers and on recommendations for their compensation levels. The Compensation Committee uses information from these sources to assist it in evaluating the competitiveness of our executive compensation programs, setting compensation levels for the Named Executive Officers and meeting the Committee’s stated compensation objectives.

The Compensation Committee believes that our compensation programs for the executive officers are competitive and appropriately designed to attract and retain key employees, reward superior performance and promote long-term stockholder value. The Committee plans to continue to review the compensation payable to our executive officers, periodically evaluate our compensation practices with the assistance of an independent compensation consultant and make any changes it deems appropriate to our compensation structure to ensure that the programs are designed and implemented to achieve the Committee’s stated goals.

Peer Group Compensation Data

As noted above, an important component of our executive compensation analyses is a comparison of our executive compensation to that paid by a group of peer companies. It is only one component we use to evaluate our compensation programs and set compensation levels. However, we believe it is a useful tool because we compete with the peer companies for executive talent. Beginning with the assistance of AON Consulting in 2006, we identified a peer group consisting of other life sciences companies that were generally comparable in size to us as based on revenue, net income and market capitalization. We update the peer group for changes resulting from mergers, acquisitions, bankruptcies, going-private transactions and other changes in strategic focus or circumstances, removing from the lists any companies that no longer fit the relevant criteria and adding any new ones that do. For purposes of compensation decisions for 2009, our peer group of companies consisted of the following:

Abraxis BioScience, Inc.	The Medicines Company
Alkermes, Inc.	Medicis Pharmaceutical Corporation
CV Therapeutics, Inc.	Santarus, Inc.
Endo Pharmaceuticals Holdings, Inc.	ViroPharma Incorporated
K-V Pharmaceutical Company

Analysis of Specific Compensation Programs

Base Salary

The base salaries of each of the Named Executive Officers, other than the Chief Executive Officer, for the year ended December 31, 2009 were reviewed by the Compensation Committee, considering among other things, the recommendation of the Chief Executive Officer. In its review, the Committee considered the extent to which we achieved our pre-established corporate objectives for the year in question, the executive’s position, his or her individual performance, and other factors. Our 2009 corporate objectives included product development, revenue, earnings and business development goals. We believe that we set achievable but challenging target levels and objectives. As evidence of that, achievement and therefore annual cash incentive payments based on achievement, as discussed below, was: 115% of target for 2009, primarily because of the Company’s significant achievements in 2009, including successful clinical trials and regulatory filings and approvals; approximately 90% for 2008, primarily because of delays in FDA approval of our drug candidates; and has averaged approximately 100% of target over the past 5 years. In determining compensation for the Chief Executive Officer, the Compensation Committee considers primary achievements against these objectives, and comparative financial and compensation data of selected peer companies.

The Compensation Committee approved the following base salary increases in 2009 and 2010 for the executive officers named in the Summary Compensation Table. All adjustments are effective as of January 1 of the relevant year. Factors influencing Ms. Logan’s increase in 2010 include her leadership of the Company to one of its most successful years, especially with regard to increasing revenue. Factors influencing Mr. Derbyshire’s increase in 2010 include his leadership and contributions in 2009 in managing our finance department and investor relations, assisting us to achieve our financial projections and raising approximately $130 million in our stock offering in November. Factors influencing Dr. Forbes’ increase in 2010 include his hard work and leadership of the Company’s drug development efforts, including reporting promising data from clinical trials of rifaximin for hepatic encephalopathy, or HE, and irritable bowel syndrome which are critical to our future success, as well as filing an NDA for HE and receiving a favorable recommendation for approval by The Gastrointestinal Drug Advisory Committee, and receiving FDA approval of MetoZolv ODT.

	2008 Salary ($)	Salary Adjustment for 2009		2009 Salary ($)	Salary Adjustment for 2010				2010 Salary ($)
Name		($)	(%)		($)		(%)
Carolyn J. Logan	$713,000	$28,520	4.0%	$741,520	$	•	•	%	$	•
Adam C. Derbyshire	352,000	58,000	16.5	410,000		•	•			•
William P. Forbes	310,000	50,000	16.1	360,000		•	•			•

Annual Cash Incentive Payments

The annual cash incentive payments to each of the Named Executive Officers, other than the Chief Executive Officer, for the year ended December 31, 2009 are based, in the discretion of the Compensation Committee, upon achievement relative to 2009 corporate objectives, as described above. The Compensation Committee also takes into account individual performance in determining awards for named executive officers. The Committee solicits and considers the recommendations of the Chief Executive Officer in this area.

In determining the bonus for the Chief Executive Officer, the Committee considers primarily achievement relative to 2009 corporate objectives, and individual performance. Due to the performance of Ms. Logan in managing Salix during 2009, a year in which we achieved our financial projections, raised approximately $130 million in a stock offering, in-licensed additional rifaximin intellectual property, filed an NDA for HE and received FDA approval to market our drug MetoZolv ODT, in April 2010, she received a cash incentive payment of $•. We also considered the importance of Ms. Logan and our other key employees being retained and motivated to implement our long-term strategic plan to expand our revenue base primarily by means of the development of new indications for rifaximin and product acquisition, and return to profitability.

Long-Term Equity Incentives

We currently issue equity compensation under our 2005 Stock Plan, as amended (the “2005 Stock Plan”). We also still have outstanding options under our 1996 Stock Option Plan and equity compensation plans assumed when we acquired InKine Pharmaceutical Company, Inc. in September 2005, specifically InKine’s 2004 Equity Compensation Plan, 1999 Equity Compensation Plan, 1997 Consultant Stock Option Plan and 1993 Stock Option Plan.

We grant executive officers and other eligible persons long-term equity incentives under our 2005 Stock Plan. Such equity incentives could include stock options, restricted stock, stock bonuses and stock purchase rights. In awarding equity incentives, the Compensation Committee reviews an executive officer’s duties and responsibilities, the value of the executive officer’s services, and the executive officer’s present and potential contribution to our success. Equity incentives such as option awards granted to executive officers generally have a term of ten years and are subject to a three or four-year vesting schedule.

The Compensation Committee traditionally awarded stock options to our executive officers as incentives. However, beginning in 2006, we decided to award shares of restricted stock instead of options, and we implemented a restricted stock grant program under the 2005 Stock Plan. The number of restricted shares granted is based on a dollar value for each executive officer divided by the 30-day average closing price of our stock prior to the grant date. The dollar value for each executive officer is determined based on the officer’s level and potential annual bonus. We decided to award shares of restricted stock instead of options because we believe that awards of restricted stock have clearer and less onerous accounting implications than options. Grants that vest over time provide a particularly strong incentive because they become more valuable to employees as the fair market value of the common stock increases. Employees must remain employed for a fixed period of time, generally three or four years, in order for the shares to vest fully, and with no vesting at all until the first anniversary of the vesting commencement date for annual grants or the first anniversary of the first of the month of hire for new hire grants. In addition, because the grants of restricted stock have some value even if our stock price decreases, we can grant less shares compared to option grants, resulting in less potential dilution to our stockholders. Finally, we believe that granting stock supports our culture of ownership at Salix and is an important element in maintaining strong employee morale and retention.

In 2008, we believe our stock price was lower than in prior years due to the generic approvals in December 2007. Rather than significantly increasing the total number of shares of restricted stock granted under our calculation above in reaction, we instead granted 75% of the number of restricted shares under the calculation to executive officers that vests over a three-year period rather than a four-year period. In 2009, we granted 100% of the number of restricted shares under the calculation to executive officers that vests over a four-year period. As an additional mechanism to encourage long-term performance, which we believe is in stockholder interests, we have a policy that senior staff (namely, our Chief Financial Officer and all Vice Presidents, whether senior or not) retain at least 30% of the after-tax value of their equity awards until no longer employed by Salix. Historically, none of our executive officers have failed to meet this standard. In making its determination on awarding restricted stock to executive officers, the Compensation Committee considers data about equity compensation by other relevant companies, the executive’s position, his or her individual performance, existing equity awards held by the executive and other relevant factors, including the overall performance of Salix and impact upon stockholders.

Based on these criteria, on July 1, 2009, the Compensation Committee granted 94,220 shares of restricted stock to Ms. Logan, 31,010 shares of restricted stock to Mr. Derbyshire and 21,890 shares of restricted stock to Dr. Forbes. These grants represented 100% of target grants, based on achievement at that date against corporate objectives, and were comparable to grants made to all employees, based on individual performance and our desire to incentivize employees. These grants vest in equal amounts over four years beginning on July 1, 2010, subject to continued employment.

Stock Ownership Guidelines

As noted above, in an effort to more closely align the interests of our senior staff, including executive officers, with those of our stockholders, we have implemented a stock retention policy set forth in our Corporate Governance Guidelines whereby each member of our senior staff must retain 30% of any equity awards issued to him or her, net of any income taxes owed thereon, until such person’s termination.

Perquisites

The Company provides severance benefits upon a change in control of the Company as described in more detail below under the heading “Employment Agreements and Change in Control Arrangements,” a 401(k) retirement savings plan with matching contributions from the Company, a group health plan and group term life insurance. The Company generally does not provide other perquisites to its executive officers or maintain supplemental retirement programs for its Named Executive Officers because the Committee believes that the existing compensation arrangements adequately compensate them and allow them to plan for their retirement.

Tax Deductibility of Executive Compensation

Section 162 of the Internal Revenue Code limits the federal income tax deductibility of compensation paid to the Chief Executive Officer and to each of the Named Executive Officers. We may deduct such compensation only to the extent that during any fiscal year the compensation paid to such individual does not exceed $1 million or meet certain specified conditions, including stockholder approval. In addition, compensation paid to the Company’s Named Executive Officers is intended to satisfy the requirements of Section 409A and the Treasury Department guidance and regulations issued thereunder to avoid the imposition of additional taxes and penalties. Based on our current compensation plans and policies and proposed regulations interpreting these provisions of the Code, we believe that, for the near future, there is little risk that we will lose any significant tax deduction for executive compensation, although there can be no assurance in this regard. The Committee did not make any specific adjustments to Named Executive Officer compensation in 2009 as a result of tax considerations.

SUMMARY COMPENSATION TABLE

The following table sets forth information concerning the compensation awarded to, earned by, or paid for services rendered to us and our subsidiaries in all capacities during the years ended December 31, 2007, 2008 and 2009 by (1) our principal executive officer, (2) principal financial officer and (3) other executive officers whose total compensation exceeded $100,000 during the year ended December 31, 2009. The officers listed on the table set forth below are referred to collectively in this Proxy Statement as the “Named Executive Officers.”

Name and Principal Position	Year	Salary($)	Stock Awards($)(1)	Non-Equity Incentive Plan Compensation($)(2)		All Other Compensation($)(3)	Total($)
Carolyn J. Logan	2009	$741,500	$928,067	$	•	$15,329	$	•
President and Chief	2008	713,000	694,274		320,850	13,914		1,742,038
Executive Officer	2007	685,000	922,866		342,500	107,832		2,058,198

Adam C. Derbyshire	2009	410,000	305,449		•	12,305		•
Executive Vice President Finance and Administration and Chief Financial Officer	2008 2007	352,000 338,000	190,890 250,067		175,000 130,000	10,890 10,260		728,780 728,327

William P. Forbes	2009	360,000	215,617		•	12,575		•
Executive Vice President, Research and Development and Chief	2008 2007	310,000 279,000	190,890 178,601		145,000 160,000	24,032 10,328		669,922 627,929
Development Officer

(1)	Restricted stock awards are generally granted to the Named Executive Officers in early July. The reported amounts represent the aggregate grant date fair value of the awards computed in accordance with Financial Accounting Standards Board Account Standards Codification Topic 718, Stock Compensation, as modified or supplemented, or FASB ASC Topic 718. Restricted stock awards granted the Named Executive Officers in 2007 and 2009 vest in equal amounts annually on the anniversary of their vesting commencement date over four years, subject to continued employment. Restricted stock awards granted to the Named Executive Officers in 2008 vest in three equal amounts beginning on the first anniversary of the vesting commencement date, subject to continued employment. Ms. Logan, Mr. Derbyshire and Dr. Forbes had 212,895, 63,428 and 50,188 shares respectively of unvested restricted stock outstanding as of December 31, 2009.

(2)	All payments reported in this column were paid in the discretion of the Compensation Committee based upon achievement against 2007, 2008 and 2009 corporate objectives set in February 2007, February 2008 and February 2009, respectively.

(3)	Consists of the following for each Named Executive Officer:

Name	Year	401(k) Company Match	Group Term Life Premiums	Accrued Personal Time
Carolyn J. Logan	2009	$11,025	$3,564	$—
	2008	10,350	3,564	—
	2007	10,125	2,322	95,385
Adam C. Derbyshire	2009	11,025	540	—
	2008	10,350	540	—
	2007	10,125	135	—
William P. Forbes	2009	11,025	810	—
	2008	10,350	810	—
	2007	10,125	203	—

Also includes a payment of $740 to each of Ms. Logan, Mr. Derbyshire and Dr. Forbes paid in connection with their employment agreements entered into in July 2009 and a payment of $12,872 in 2008 to Dr. Forbes for travel expenses related to attending a medical meeting in Europe.

GRANTS OF PLAN-BASED AWARDS FOR 2009

The following table provides information regarding grants of plan-based awards made to our Named Executive Officers in 2009. All shares of restricted stock granted to the Named Executive Officers for services in 2009 were granted in the discretion of the Company’s Compensation Committee under our 2005 Stock Plan. For a discussion of the 2005 Stock Plan and the grants made thereunder, see “Compensation Discussion and Analysis.”

		Estimated Possible Payouts Under Non-Equity Incentive Plan Awards(1)			All Other Stock Awards; Number of Shares of Stock or Units(#)(2)	Grant Date Fair Value of Stock(3)
Name	Grant Date	Threshold	Target	Maximum
Carolyn J. Logan	07/01/09	$0.00	$481,975	$602,469	94,220	$928,067
Adam C. Derbyshire	07/01/09	0.00	205,000	256,250	31,010	305,449
William P. Forbes	07/01/09	0.00	162,000	202,500	21,890	215,617

(1)	Reflects minimum, target and maximum payments possible under 2009 corporate objectives bonus plan. The 2009 target bonuses for our Named Executive Officers were based on a percentage of their annual salaries as follows: Ms. Logan – 65%, Mr. Derbyshire – 50% and Dr. Forbes – 45%. The maximum bonus payments for our Named Executive Officers for 2009 were targeted at 81.25% of annual salary for Ms. Logan, 62.5% for Mr. Derbyshire and 56.25% for Dr. Forbes. The Compensation Committee retains the authority to exceed that amount for exemplary performance. Actual payments made in April 2010 are reflected in the Summary Compensation Table above.

(2)	The named executive officers were each granted the number of shares of restricted common stock provided next to their names in the table on July 1, 2009. All grants of restricted common stock vest annually in four equal installments beginning on July 1, 2010, subject to continued employment.

(3)	The grant date fair value of the restricted stock awards is calculated in accordance with FASB ASC Topic 718.

OUTSTANDING EQUITY AWARDS AT 2009 FISCAL YEAR END

The following table contains information concerning unexercised stock options and shares of restricted stock that have not vested for the Named Executive Officers as of December 31, 2009.

	Option Awards				Stock Awards
Name	Number of Securities Underlying Unexercised Options Exercisable(#)	Number of Securities Underlying Unexercised Options Unexercisable(#)(1)	Option Exercise Price($)	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested(#)		Market Value of Shares or Units of Stock That Have Not Vested($)(2)
Carolyn J. Logan	44,000	—	$17.63	06/09/2015	212,895	(3)	$5,405,404
	33,750	—	18.87	06/17/2014
	65,625	—	18.87	06/17/2014
	33,750	—	7.60	07/24/2013
	285,000	—	4.07	07/01/2012
	75,000	—	1.13	06/01/2010
Adam C. Derbyshire	20,000	—	17.63	06/09/2015	63,428	(4)	1,610,437
	30,000	—	18.87	06/17/2014
	90,000	—	8.00	05/30/2013
	30,000	—	4.07	07/02/2012
William P. Forbes	6,250	—	17.63	06/09/2015	50,188	(5)	1,274,273
	100,000	—	17.53	12/16/2014

(1)	On December 30, 2005, our Board of Directors accelerated the vesting on all outstanding stock options.

(2)	Market value is computed by multiplying the number of restricted shares by $25.39, the closing price of our common stock on the Nasdaq Global Select Market on December 31, 2009.

(3)	The unvested portion of Ms. Logan’s awards will vest as follows: 17,438 restricted shares will vest on July 1, 2010; 35,770 restricted shares will vest in two equal annual installments beginning on July 1, 2010; 65,467 restricted shares will vest in two equal annual installments beginning on July 1, 2010; and 94,220 restricted shares will vest in four equal annual installments beginning on July 1, 2010.

(4)	The unvested portion of Mr. Derbyshire’s awards will vest as follows: 4,725 restricted shares will vest on July 1, 2010; 9,693 restricted shares will vest in two equal annual installments beginning on July 1, 2010; and 18,000 restricted shares will vest in two equal annual installments beginning on July 1, 2010; and 31,010 restricted shares will vest in four equal annual installments beginning on July 1, 2010.

(5)	The unvested portion of Dr. Forbes awards will vest as follows: 3,375 restricted shares will vest on July 1, 2010; 6,923 restricted shares will vest in two equal annual installments beginning on July 1, 2010; 18,000 restricted shares will vest in two equal annual installments beginning on July 1, 2010; and 21,890 restricted shares will vest in four equal annual installments beginning on July 1, 2010.

OPTION EXERCISES AND STOCK VESTED IN 2009

The table below sets forth information concerning the exercise of stock options and vesting of restricted stock for each named executive officer during 2009.

	Option Awards		Stock Awards
Name	Number of Shares Acquired on Exercise(#)	Value Realized on Exercise($)(1)	Number of Shares Acquired on Vesting(#)	Value Realized on Vesting($)(2)
Carolyn J. Logan	45,000	$950,400	68,056	$670,352
Adam C. Derbyshire	150,000	2,175,495	18,571	182,924
William P. Forbes	—	—	15,836	155,985

(1)	Value represents market value at date of exercise less the exercise price.

(2)	Value represents market value on the date of vesting.

EMPLOYMENT AGREEMENTS AND CHANGE IN CONTROL ARRANGEMENTS

We entered into employment agreements with Carolyn J. Logan in January 2003 for the position of President and Chief Executive Officer, Adam C. Derbyshire in May 2003 for the position of Senior Vice President, Finance and Administration and Chief Financial Officer and William P. Forbes in January 2005 for the position of Vice President, Research and Development and Chief Development Officer. Upon a review of market competitive and best practices, we amended each employment agreement in June 2008 to provide for severance upon change in control in certain circumstances. In July 2009, we also entered into a new employment agreement with Ms. Logan that was approved in April 2009 to modify payments she would receive as President and Chief Executive Officer upon a change in control. In July 2009, we entered into new employment agreements with Mr. Derbyshire and Dr. Forbes that were approved in April 2009 in connection with their promotions to the positions of Executive Vice President, Finance and Administration and Chief Financial Officer and Senior Vice President, Research and Development and Chief Development Officer, respectively. In March 2010, we amended Dr. Forbes’ employment agreement in connection with his promotion to the position of Executive Vice President, Research and Development and Chief Development Officer.

Under their current employment agreements, Ms. Logan, Mr. Derbyshire and Dr. Forbes have annual salaries of $•, $• and $•, respectively. While employed by Salix, each officer may be given a cash bonus within the discretion of the Compensation Committee, which does so under our annual incentive management by objective plans. Each agreement prohibits the officer from entering into employment with any direct competitor and from soliciting any employee of Salix to leave Salix while the agreement is in effect and for one year after termination of the agreement. The agreements have no set term.

The current employment agreement of each officer will remain in effect until (1) we terminate the officer, whether for “reasonable cause” or not (“reasonable cause” includes when the officer commits gross negligence, fraud, dishonesty or willfully violates any significant written policy of Salix, when the officer is convicted of a felony or certain serious crimes, when the officer willfully fails to perform his or her duties, fails to cooperate in a legitimate investigation or intentionally acts in conflict of interest with respect to Salix), (2) the officer terminates, whether for “good reason” or not (“good reason” includes diminution in duties, a reduction in the officer’s salary or benefits, failure to pay the officer due compensation, relocation of the officer or any material breach by Salix of the agreement), or (3) the officer’s death or incapacitating disability.

In the event of termination by us without reasonable cause or by the officer with good reason, the officer under his or her current employment agreement will be paid his or her then monthly salary for 24 months for Ms. Logan, 18 months for Mr. Derbyshire and 18 months for Dr. Forbes. In such event, the officer may also be paid a pro rata portion of his or her bonus, if any, for the year in which termination occurs, as we determine. In addition, we will pay the officer for the same period of time all benefits to which he or she was entitled at the time of termination. Under our 2005 Stock Plan, unvested shares of restricted stock are forfeited to Salix when the officer is terminated by us without reasonable cause or resigns with good reason. If a severance payment had been triggered on December 31, 2009, Salix would have been obligated to pay Ms. Logan $1,483,000 in salary, a maximum $602,469 bonus in our discretion and $483 per month in benefits for 24 months. If a severance payment had been triggered on December 31, 2009, we would have been obligated to pay Mr. Derbyshire $615,000 in salary, a maximum $256,250 bonus in our discretion and $1,045 per month in benefits for 18 months. If a severance payment had been triggered on December 31, 2009, when Dr. Forbes was our Senior Vice President, Research and Development and Chief Development Officer, we would have been obligated to pay Dr. Forbes $540,000 in salary, a maximum $202,500 bonus in our discretion and $1,554 per month in benefits for 18 months.

In the event of termination by us without reasonable cause or by the officer with good reason, in each case within 12 months after a change in control of Salix (defined in the current employment agreements as any sale, transfer, merger, and/or similar disposition of Salix’s business, whether direct or indirect and whether by purchase, lease, merger, consolidation, liquidation or otherwise), Ms. Logan, Mr. Derbyshire and Dr. Forbes will be paid their base salary as of the date of termination for a period of 36 months, 30 months and 30 months, respectively, under their current employment agreements, and will be paid a bonus equal to two times, one and one-half times and one and one-half times, respectively, the maximum annual bonus target. In addition, under their current employment agreements, Ms. Logan, Mr. Derbyshire and Dr. Forbes will be paid benefits for 36, 30 and 30 months, respectively. Under our 2005 Stock Plan, in the event of a change in control (as defined in the 2005 Stock Plan), unvested shares of restricted stock granted before June 18, 2009 immediately accelerate upon a change in control. However, unvested shares of restricted stock granted on or after June 18, 2009 that are not assumed by the acquiror upon a change in control only accelerate if, within three years following the change in control, the participant’s employment with Salix or any of its subsidiaries is terminated without “cause” or the participant resigns for “good reason,” as defined in the award agreements. If a severance payment had been triggered on December 31, 2009, Salix would have been obligated to pay Ms. Logan $2,224,500 in salary, a $1,204,938 bonus, and $483 per month in benefits for 36 months. If a severance payment had been triggered on December 31, 2009, we would have been obligated to pay Mr. Derbyshire $1,025,000 in salary, a $384,375 bonus, and $1,045 per month in benefits for 30 months. If a severance payment had been triggered on December 31, 2009 when Dr. Forbes was our Senior Vice President, Research and Development and Chief Development Officer, we would have been obligated to pay Dr. Forbes $720,000 in salary, a $303,750 bonus, and $1,554 per month in benefits for 24 months. If a severance payment had been triggered on December 31, 2009 when our stock price was $25.39, 118,675 shares of Ms. Logan’s restricted stock would accelerate (valued at $3,013,158), 32,418 shares of Mr. Derbyshire’s restricted stock would accelerate (valued at $823,093) and 28,298 shares of Dr. Forbes’ restricted stock would accelerate (valued at $718,486).

DIRECTOR COMPENSATION FOR 2009

The following table sets forth all compensation paid by us to our non-employee directors for the fiscal year ended December 31, 2009.

Name	Fees Earned or Paid in Cash($)(2)	Stock Awards($)(3)	Option Awards($)(4)	Total($)
John F. Chappell	$128,000	$119,776	—	$247,776
Thomas W. D’Alonzo	74,500	119,776	—	194,276
Richard A. Franco, Sr.	76,000	119,776	—	195,776
William Harral III(1)	29,500	—	—	29,500
William P. Keane	81,500	119,776	—	201,276
Mark A. Sirgo	68,500	119,776	—	188,276

(1)	Mr. Harral served on our Board of Directors until its 2009 annual meeting of stockholders, at which he did not stand for re-election.

(2)	Includes annual retainers for members of the Board of Directors and Audit Committee and retainers for the chairman of the Board and each of the Audit, Compensation and Nominating/Corporate Governance Committees. Also includes all Board and Committee meeting fees earned or paid in cash in 2009.

(3)	On July 13, 2006, July 1, 2007, July 1, 2008 and July 1, 2009 each of our non-employee directors on such dates was granted 10,000, 9,230, 12,676 and 12,160 shares of restricted stock, respectively. The restricted stock awards granted in 2006, 2007 and 2008 vested in their entirety on the first anniversary of their vesting commencement dates. The restricted stock award granted in July 2009 will vest in its entirety on the earlier of July 1, 2010 or the next annual election of directors, subject to continued service on our Board of Directors. On February 2, 2008, Dr. Sirgo was also granted 15,000 shares of restricted stock that vests one-third annually over three years beginning on February 4, 2009, subject to continued service on the Board of Directors. The reported amount in the table above of the restricted stock grant made in 2009 represents the aggregate grant date fair value of the award computed in accordance with FASB ASC Topic 718. As of December 31, 2009, the number of shares of restricted stock outstanding and number of vested shares of restricted stock held by each of our non-employee directors at that time was as follows: 44,066 shares of restricted stock outstanding for Mr. Chappell, of which 31,906 shares were vested; 35,460 shares of restricted stock outstanding for Mr. D’Alonzo, of which 23,300 shares were vested; 37,274 shares of restricted stock outstanding for Mr. Franco, of which 25,114 shares were vested; 33,073 shares of restricted stock outstanding for Mr. Keane, of which 20,913 shares were vested; and 34,356 shares of restricted stock outstanding for Dr. Sirgo, of which 12,196 shares were vested.

(4)	As of December 31, 2009, the number of shares underlying options held by each of our non-employee directors at that time was as follows: 90,000 shares for Mr. Chappell; 67,500 shares for Mr. D’Alonzo; 37,500 shares for Mr. Franco; and 67,500 shares for Mr. Keane. No options have been granted to Dr. Sirgo.

Director Compensation Philosophy

The general policy of our Board of Directors is that compensation for independent directors should be a mix of cash and equity-based compensation. For fiscal year 2009, the Compensation Committee evaluated the appropriate level and form of compensation for independent directors and recommended changes to the Board when appropriate. The Compensation Committee will make such compensation evaluations and recommendations annually. The Board reviews the Committee’s recommendations and then determines the amount of director compensation.

Fees Earned or Paid in Cash

We currently pay an annual retainer to our non-employee chairman in the amount of $75,000 and an annual retainer to our other non-employee directors in the amount of $30,000. We pay each of our non-employee directors $2,500 per Board meeting attended in person and $1,000 per Board meeting attended by telephone.

We pay an annual retainer of $7,000 to all non-chair Audit Committee members and $5,000 to all non-chair Compensation and Nominating/Corporate Governance Committees members. We pay annual retainers of $12,000 to the chairman of the Audit Committee and $9,000 to the chairpersons of the Compensation and Nominating/Corporate Governance Committees. We pay each member of the Audit Committee and each non- member director $1,000 per meeting attended, whether in person or by telephone. We pay each member of the Compensation and Nominating/Corporate Governance Committees and each non-member director $1,000 per meeting attended in person and $500 per meeting attended by telephone. We also reimburse each non-employee member of our Board for out-of-pocket expenses incurred in connection with attending Board and committee meetings.

Equity Compensation

We annually award each of our non-employee directors shares of restricted stock under our 2005 Stock Plan. All the restricted stock awarded to the non-employee directors vests on the earlier of the first anniversary of the vesting commencement date or the next annual election of directors, subject to continued service on the Board of Directors. On July 1, 2009, we granted each of our non-employee directors 12,160 shares of restricted stock that vest on the earlier of July 1, 2010 or the next annual election of directors.

Stock Ownership Guidelines

In an effort to more closely align the interests of our directors with those of our stockholders, we have implemented a stock retention policy set forth in our Corporate Governance Guidelines whereby each non-employee director must retain 50% of any equity awards issued to him, net any income taxes owed thereon, until his resignation or removal or until his successor shall be duly elected.

Continuing Director Education

Our non-employee directors are encouraged to attend director education seminars that are designed to develop skills and strategies for effective service on our Board of Directors. As such, it is our policy to reimburse non-employee directors for the reasonable and direct costs, including transportation and lodging, of attending such educational seminars. These reimbursement costs are not included in the Director Compensation Table above.

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

Richard A. Franco, Sr., William P. Keane and Mark A. Sirgo served as members of our Compensation Committee during all of 2009. Thomas W. D’Alonzo joined our Compensation Committee in December 2009. William Harral III served on our Compensation Committee until our 2009 annual meeting of stockholders, at which he did not stand for re-election. None of these individuals was at any time during 2009 or at any other time an officer or employee of Salix. Carolyn J. Logan, our President and Chief Executive Officer since July 2002, participated in discussions regarding salaries and incentive compensation for all of our executive officers, except she was and is excluded from discussions regarding her own salary and incentive stock compensation. No interlocking relationship exists between any member of our Compensation Committee and any member of any other company’s board of directors or compensation committee.

TRANSACTIONS WITH RELATED PERSONS

Our written Corporate Governance Guidelines provide that our Audit Committee is authorized to review and approve related party transactions. Our policy regarding transactions with management is that they should be made on terms no less favorable to us than could have been obtained from unaffiliated third parties. All transactions between us and our officers, directors, principal stockholders and their affiliates will be approved by our Audit Committee, and will continue to be on terms no less favorable to us than could be obtained from unaffiliated third parties. For the year ended December 31, 2009, we had no transactions in which we were a participant where the amount involved exceeded $120,000 and one or more of our officers, directors, principal stockholders or their affiliates had a direct or indirect material interest.

STOCKHOLDER PROPOSALS

Stockholders may present proposals for action at meetings of stockholders only if they comply with the proxy rules established by the SEC, applicable Delaware law and our bylaws, a copy of which was filed as Exhibit 3.2 to our Current Report on Form 8-K filed with the SEC on June 19, 2007. Because we did not receive any stockholder proposals to be presented at our 2010 annual meeting of stockholders between February 14, 2010 and March 16, 2010 as required by our bylaws, only the items of business described above will be presented for consideration at the 2010 annual meeting of stockholders.

Under SEC Rule 14a-8, in order for a stockholder proposal to be included in our proxy solicitation materials for our 2011 annual meeting of stockholders, it must be delivered to our Corporate Secretary at our principal executive offices by January 1, 2011; provided, however, that if the date of the 2011 annual meeting is more than 30 days prior to or after June 17, 2011 notice by the stockholder must be delivered not later than the close of business on the later of (i) the 90th day prior to the 2011 annual meeting or (ii) the tenth day following the first public announcement of the date of such meeting.

Under our bylaws, in order for a stockholder to bring business before a stockholder meeting, the stockholder must provide timely notice thereof to our Corporate Secretary at our principal executive offices. Timely notice for the 2011 annual meeting of stockholders requires notice to be delivered to our Corporate Secretary not earlier than February 14, 2011 nor later than March 16, 2011; provided, however, that if the date of the annual meeting is more than 30 days prior to or after June 17, 2011, notice by the stockholder must be delivered not later than the close of business on the later of (i) the 90th day prior to such annual meeting or (ii) the tenth day following the first public announcement of the date of such meeting.

Management’s proxy holders for the next annual meeting of stockholders will have discretion to vote proxies given to them on any stockholder proposal of which the Company does not have notice prior to March 16, 2011.

DELIVERY OF DOCUMENTS TO STOCKHOLDERS SHARING AN ADDRESS

The SEC has adopted rules that permit companies to deliver a single Notice of Internet Availability or single copy of proxy materials to multiple stockholders sharing an address unless a company has received contrary instructions from one or more of the stockholders at that address. Upon request, we will promptly deliver a separate Notice of Internet Availability or separate copy of proxy materials to one or more stockholders at a shared address to which a single Notice of Internet Availability or single copy of proxy materials was delivered. Stockholders may request a separate Notice of Internet Availability or separate copy of proxy materials by calling our Investor Relations Department at (919) 862-1000 or by mailing a request to our Investor Relations Department at our principal office at 1700 Perimeter Park Drive, Morrisville, North Carolina 27560. Stockholders at a shared address who receive multiple Notices of Internet Availability or multiple copies of proxy materials may request to receive a single Notice of Internet Availability or single copy of proxy materials in the future in the same manner as described above.

ANNUAL REPORT ON FORM 10-K

Our Annual Report on Form 10-K for the fiscal year ended December 31, 2009 as filed with the SEC is accessible free of charge at www.salix.com/financial-investors/reports.aspx. It contains audited financial statements covering our fiscal years ended December 31, 2009, 2008 and 2007. You can request a copy of our Annual Report on Form 10-K free of charge by calling (919) 862-1000 or mailing a request to our Investor Relations Department at our principal office at 1700 Perimeter Park Drive, Morrisville, North Carolina 27560. Please include your contact information with the request.

OTHER MATTERS

We do not know of any other matters to be submitted at the annual meeting. If any other matters properly come before the annual meeting, it is the intention of the persons named in the enclosed form of proxy to vote the shares they represent as the Board of Directors recommends.

THE BOARD OF DIRECTORS

Dated: April 30, 2010

Driving Directions to Annual Meeting

From RDU International Airport

Airport Exit on Terminal Boulevard	0.8 Miles

Continue on Airport Boulevard	1.0 Miles

Turn RIGHT onto PERIMETER PARK DRIVE	0.2 Miles

End at 1700 Perimeter Park Dr Morrisville, NC 27560-8404, US

From West

I-40 E toward RALEIGH

Take the AIRPORT BLVD WEST exit- EXIT 284A	0.3 Miles

Turn RIGHT onto AIRPORT BLVD	0.7 Miles

Turn RIGHT onto PERIMETER PARK DRIVE	0.2 Miles

End at 1700 Perimeter Park Dr Morrisville, NC 27560-8404, US

From East

I-40 W from RALEIGH

Take the AIRPORT BLVD exit- EXIT 284- toward RDU INTL AIRPORT	0.3 Miles

Turn LEFT onto AIRPORT BLVD	0.8 Miles

Turn RIGHT onto PERIMETER PARK DRIVE	0.2 Miles

End at 1700 Perimeter Park Dr Morrisville, NC 27560-8404, US

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MR A SAMPLE DESIGNATION (IF ANY) ADD 1 ADD 2 ADD 3 ADD 4 ADD 5 ADD 6

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Electronic Voting Instructions

You can vote by Internet or telephone!

Available 24 hours a day, 7 days a week!

Instead of mailing your proxy, you may choose one of the two voting methods outlined below to vote your proxy.

VALIDATION DETAILS ARE LOCATED BELOW IN THE TITLE BAR.

Proxies submitted by the Internet or telephone must be received by 11:59 p.m., Eastern Time, on June 16, 2010.

Vote by Internet •Log on to the Internet and go to www.investorvote.com/SLXP •Follow the steps outlined on the secured website.

Vote by telephone •Call toll free 1-800-652-VOTE (8683) within the
USA, US territories & Canada any time on a touch tone telephone. There is NO CHARGE to you for the call. •Follow the instructions provided by the recorded message.
Using a black ink pen, mark your votes with an X as shown in this example. Please do not write outside the designated areas.	☒

▼   IF YOU HAVE NOT VOTED VIA THE INTERNET OR TELEPHONE, FOLD ALONG THE PERFORATION, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE.   ▼

A	Proposals —	The Board of Directors recommends a vote FOR the director nominees listed below until the next annual meeting of stockholders and until their successors are duly elected and qualified.

1.	Election of Directors:	01 - John F. Chappell	02 - Thomas W. D’Alonzo	03 - Richard A. Franco, Sr.	Ê
		04 - William P. Keane	05 - Carolyn J. Logan	06 - Mark A. Sirgo

☐	Mark here to vote FOR all nominees	☐	Mark here to WITHHOLD vote from all nominees

		01	02	03	04	05	06
☐	For All EXCEPT - To withhold a vote for one or more nominees, mark the box to the left and the corresponding numbered box(es) to the right.	☐	☐	☐	☐	☐	☐

		For	Against	Abstain			For	Against	Abstain
2.	The Board of Directors recommends a vote FOR the proposal to approve the amendment of our certificate of incorporation to increase the number of authorized shares of capital stock from 85,000,000 to 155,000,000 shares and to increase the number of authorized shares of common stock from 80,000,000 to 150,000,000 shares.	☐	☐	☐	3.	The Board of Directors recommends a vote FOR the proposal to ratify the appointment of PricewaterhouseCoopers LLP as our independent registered public accounting firm for fiscal year ending in December 31, 2010.	☐	☐	☐

In its discretion, the proxy is authorized to vote upon such other matter(s) which may properly come before the annual meeting and at any adjournment(s) thereof.

B	Non-Voting Items

Change of Address — Please print new address below.	Comments — Please print your comments below.

C	Authorized Signatures — This section must be completed for your vote to be counted. Date and Sign Below

Please sign exactly as name(s) appears hereon. Joint owners should each sign. When signing as attorney, executor, administrator, corporate officer, trustee, guardian, or custodian, please give full title.

Date (mm/dd/yyyy) — Please print date below.	Signature 1 — Please keep signature within the box.	Signature 2 — Please keep signature within the box.
/ /

<STOCK#>	016BCA

▼  IF YOU HAVE NOT VOTED VIA THE INTERNET OR TELEPHONE, FOLD ALONG THE PERFORATION, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE.  ▼

Proxy — SALIX PHARMACEUTICALS, LTD.

PROXY FOR 2010 ANNUAL MEETING OF STOCKHOLDERS

THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

The undersigned stockholder of Salix Pharmaceuticals, Ltd., a Delaware corporation, acknowledges receipt of the Notice of Annual Meeting of Stockholders and Proxy Statement, each dated April 30, 2010. The undersigned stockholder hereby also designates Adam C. Derbyshire as proxy and attorney-in-fact, with the power of substitution, on behalf and in the name of the undersigned, to represent the undersigned at the annual meeting of stockholders of Salix Pharmaceuticals, Ltd. to be held on June 17, 2010 at 9:00 a.m., Eastern Time, at the company’s headquarters located at 1700 Perimeter Park Drive, Morrisville, North Carolina and at any postponement or adjournment thereof, and to vote all common stock which the undersigned would be entitled to vote if then and there personally present, on the matters set forth on the reverse side.

This proxy will be voted as directed or, if no contrary direction is indicated, will be voted FOR (1) the listed, or any other, nominees in the election of directors, (2) the amendment of the certificate of incorporation to increase the number of shares authorized thereunder from 85,000,000 to 155,000,000 consisting of 150,000,000 shares of common stock and 5,000,000 shares of preferred stock, (3) the ratification of the appointment of PricewaterhouseCoopers LLP as independent registered public accounting firm for the 2010 fiscal year. In its discretion, the proxy is authorized to vote on such other matters as may properly come before the annual meeting and at any adjournment(s) thereof.

(Items to be voted appear on reverse side.)